quantum MATERIALS

Preparing *for* Growth

Update Report to QTMM Shareholders

October 2017

Quantum Materials Corp designs, develops and manufactures quantum dots and other nano-materials in commercial quantities targeting major end-use markets such as displays, lighting, solar and bio.

Mid 2017 Highlights:

MAY | 2017

Presented High Performance Cadmium Free Film, on chip quantum dot LEDs and high brightness blue Cadmium free materials.

JUNE | 2017

Achieved very bright, industry-leading Narrow Emission Blue Quantum Dots via Flow Manufacturing.

JULY | 2017

- *Began sampling cadmium free on chip LEDs to industry.*
- *Developed new materials for emerging applications in Bio & Energy storage.*
- *Doubled number of industry collaboration partners since same period last year.*



Our Strategy

Licensing

As our high performance cadmium free quantum dots for display applications have demonstrated reproducible performance and stability, Quantum Materials Corp has been fortunate to attract the attention of some of the world's leading companies. We believe a licensing model is an attractive vehicle for Quantum Materials to accelerate the delivery of our materials into the display market and achieve the greatest market penetration in the shortest period of time.

Funded Development

With much of the heavy lifting completed on our cadmium free quantum dots for display film applications we have directed some of our attentions to new materials where we can leverage our high volume low cost flow technology to accelerate new discovery and to create enabling materials for a number of emerging applications. As there are few experts in this field our skills are in demand and we are negotiating additional funded development agreements.

Small Scale-up Production

Quantum Materials' patented, high volume, continuous flow process provides a fundamental advantage in the development and production of new, novel nanomaterials. It is our intention to focus our attention on high value applications where we can either achieve very high profit margins and become leaders in niche applications and/or develop these materials with a strategic licensing partner where we can achieve rapid market domination.

Update Report to QTMM Shareholders

October 2017

Industry First 100% quantum yield -Cadmium Free Red quantum dots

Total Share activity increased by 134% vs. the same time period last year.

4 Metric Tons

Flow Design Achievements Enable Increased Reactor Capacity to Meet Market Demands

Expanded Fields Of Discovery to create multiple revenue opportunities

>86%

REC.2020 Achieved and Improving

50+ Patents

Granted, Filed and in preparation

Online Sales Site Established

OPERATIONS UPDATE AND PRODUCT DEVELOPMENT STATUS, OCTOBER 2017

From the desk of Stephen Squires, CEO and Chairman

This Operations Update and Product Development Status report is being released to give shareholders of Quantum Materials Corp an overview of:

1 - What we have accomplished through Calendar Q3 of 2017.

2 - Where the Company currently stands in its stated mission of becoming a premier global producer of high performance cadmium-free quantum dot materials for display applications.

3 - A brief update of the Company's planned commercialization paths.

This update letter will also address several key topics including:

- Current state of QMC finances & continuous changes necessary to improve the Company's overall financial condition.
- Plan to increase working capital for business development going forward.
- Commercialization road map for QD infused film targeting the flat panel display industry.
- Strategy for generating sustainable revenues.
- Development of additional vertical market opportunities for sale of Nanomaterials including, but not limited to Bio, solar and Energy storage technologies.





Current State of QMC Finances & finding Equilibrium

We have continued to maintain a very lean operation and continued to focus on aggressive cost cutting measures that we implemented in January. This has allowed us to further reduce our monthly burn rate while sustaining our R&D programs. We have recently retained a consulting firm to audit the company's legal services fees and we believe the company will be entitled to significant adjustments to these invoices. Since these account for 68% of the company's total payables, adjustments here could represent a significant overall reduction in payables.

We have been successful in continuing to raise funds to meet the company's immediate needs and to sustain the continued progress in our labs. We have not yet been able to secure the funds necessary to return the company to a point of long term equilibrium. We are currently negotiating with a high profile technology investment group for a potential equity investment and we have signed an LOI with another strategic funding group.

Although the companies share price has rebounded some since its low in December 2016, we do not believe the company's true enterprise value is represented by the current share price. We believe once the company is finally in a position to announce its success in securing adequate funding along with news about its commercialization progress the significance of what the company has achieved will become more apparent.

Product Development Status and Commercialization Road map

We are now producing high performance green and red quantum dots daily and shipping samples nearly as often. We have significantly expanded the number of display industry customers that we are working with and we are producing and shipping materials for a wider variety of display integration approaches.

Our optical film applications are still making the most progress and we have produced films both internally and with partners that have achieved industry leading Rec 2020 performance for cadmium free quantum dots.

Our film partners are comprised of some of the display industry's leading companies and we have recently engaged with arguably the worlds largest multinational chemical corporation. We now have a dedicated team working around the clock to optimize our materials for their specific requirements.

As our cadmium free material performance is on target we are focusing more attention on refining our high volume production process to optimize cost efficiency. These efforts have really paid off as we have developed a method to use less dilute precursors in order to reduce raw material usage and increase through put. These efforts have allowed us to double the annual production capacity of our existing production reactor from 2 metric tons per year and reduce our product cost.

In addition to the substantial progress we have made on our cadmium free quantum dots for display applications we have also developed some new nano-materials for Biological, lighting, solar and energy storage applications that we believe will have significant commercial appeal.

Last month we launched a point of sale feature to our website where our quantum dots and a range of other Nanomaterials including plasmic nanoparticles we produce can be purchased.

We believe this will allow us to expand our reach into other commercial applications that we otherwise may not be exposed to. We have also begun to generate modest revenues from the sale of our quantum dot samples to our display industry customers. All indications are that these sales volumes will continue to increase and alone have the near term potential to cover a measurable portion of our monthly burn rate. Any additional sales realized from our point of sale efforts will enhance this further.

Quantum Materials Asia (QMA)

While our partners at QMA have been working diligently to assist us with fund raising for Quantum Materials Corp they have also been working tirelessly to fulfill the numerous governmental requirements necessary to be able to access the investment awarded them by the China Government Guidance Fund, complete the local governmental regulatory requirements necessary to commence production and continue to cultivate high level relationships with Chinese leading display industry leaders. Our China strategy is to initiate Quantum Dots film sales into the China market first using films produced by one of our film partners using quantum dots produced by Quantum Materials Corp and once QMA has established Quantum Dots production in China they will supply additional volume of Quantum Dots as demand for the film product grows. QMA has formidable relationships with a number of Chinese top display manufacturers and we remain confident once we have a Quantum Materials Corp based film product in the market it will be rapidly adopted in China and will be the catalyst for QMA's rapid growth and expansion. In the meantime Quantum Materials Corp is developing advanced nano materials for a variety of commercial platforms where QMA will take the lead in setting up production and producing the nano-material enabled end product.

Closing Notes

I realize this update is overdue and I offer my sincere apologies for this. Without boring you with details, simply said, I underestimated the time and effort that was required to get our company back on track again. I am happy to report we have made tremendous progress and although our work is far from done we are certainly much closer now than we were on 2 January. I realize many of you are frustrated and disappointed that the company hasn't achieved commercial revenues yet and I share that frustration. The reality is, today, our quantum dot display materials simply can't be sold into the display industry without being integrated into an optical film. The leading display industry optical film manufacturers are large multi billion dollar corporations and we have absolutely no influence on their speed to market. Although some do seem to move more quickly than others all of them have established quality control methodologies that help them insure they do not produce a product that fails once sold. Although some of these seem redundant and others seem trivial it is easier to understand the importance of these methods after witnessing the recent, massive recall of Samsung Note 7 phones. I think we are very fortunate to have partners with vast resources and although the time to market seems excruciatingly slow, I can't imagine how our company would recover from a massive recall.

Through the process of working closely with these large companies we have gained a great deal of knowledge about the display industry and how it works. The more we have learned the more favorable a licensing model appears to us. Our company's strengths are in our ability to develop new and novel materials that enable revolutionary things. In addition we have developed the process technology that allows us to produce these extraordinary materials in high volume and at low cost. I can assure you after 8 years of trial and error achieving this is not trivial. I absolutely believe our team is the most advanced in the entire world at developing and producing Nanomaterials using continuous flow technology. With that said I believe a properly negotiated licensing agreement with one or more display industry giants will allow us to achieve rapid market penetration with much less risk as compared to ramping production

organically, developing a supply chain and going through the rigorous process of becoming an approved supplier to a large number of these mega companies. We believe Universal Display Corp (OLED) has demonstrated just how successful a properly negotiated license agreement can be. If you are not familiar with Universal Display Corp. They own the phosphor technology used in OLED displays. They are a public company and they recently achieved a price earnings ratio of 100 for a $6 billion market cap on revenues of $200M. Considering all industry forecast are predicting quantum dot enabled LED displays to out sell OLED displays I was very encouraged.

I receive lots of emails and phone calls from shareholders every time the share price retracts and I certainly understand that this can be concerning. In most cases we have little more insight to whats happening in the market than most of you do. There have been occasions when the company has done a financing and in the process issued shares to the investor group. Although I try at all cost to avoid these types of disinterested investors, the company has done such deals in the past. These groups never intend to be long term investors and will exit the minute they can sell their position at an acceptable return. Often disrupting the market in the process. It is easy to interpret this selling as someone with a loss of confidence when in fact it is simply business as usual for these investors.

I simply want to say sell offs happen and there is really little the company can do about it. I believe any shareholders that take the time to understand the fundamentals can easily recognize the extraordinary potential that quantum dots, nano-materials and our continuous flow process hold. I believe with absolute certainty that we will succeed in delivering our products and technologies to the commercial market. We would all like to see this achieved sooner than later and I would like to believe the majority of people that decide they can't hold on to their shares do so as a result of need or impatience rather than a lack of confidence. If they are divesting as a lack of confidence then that means we are not doing a good job of conveying the progress and extraordinary performance that our materials and technologies can and will deliver.

As a final note, I remain committed to providing you with timely detail on these other product markets and ongoing company operations. As we develop relationships, the new market and product development information will be released in a manner that does not jeopardize our strategic positions. In closing I realize that the late filing of our 10K may have caused some concerns. This late filing enhanced the company's ability to deal with the actions of a lender, that in spite of being paid on time has chosen to take predatory actions. We will be filing the 10K within the allotted grace period and will make every effort to communicate more on this topic as appropriate. I want to thank all of you for your continued patience and support. Please do not construe lack of communication with lack of progress, it is more often the opposite case. There are in fact many exciting things I would like to be able to share now that will have to wait until they develop further and can be released with the consent of our partners.

Stephen Squires
Chief Executive Officer
& Chairman